                                   EXHIBIT 99
                                   ----------

                               THE MIDLAND COMPANY
                             7000 MIDLAND BOULEVARD
                                 (513) 943-7100

                                 MAILING ADDRESS
                                  P.O. BOX 1256
                             CINCINNATI, OHIO 45201

FOR IMMEDIATE RELEASE                                             APRIL 8, 2004

CONTACT:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

                THE MIDLAND COMPANY EXPECTS RECORD FIRST QUARTER

          - ANTICIPATES RECORD NET INCOME AT 85 TO 90 CENTS PER SHARE
            - RECORD RESULTS FUELED BY IMPROVED UNDERWRITING RESULTS

CINCINNATI, APRIL 8, 2004 -- THE MIDLAND COMPANY (NASDAQ: MLAN), a highly focused provider of specialty insurance products and services, today indicated that it anticipates record results for its first quarter ended March 31, 2004. Based on preliminary data, the company believes that net income per share will be in the range of 85 to 90 cents, including approximately 15 cents in realized capital gains. That would compare with the prior record of 56 cents in last year's first quarter, which included 7 cents in realized capital losses. (All per share amounts are on an after-tax diluted basis.)

John W. Hayden, president and chief executive officer, noted, "We're anticipating net income before realized capital gains and losses in the range of 70 to 75 cents, which would put us in the range of 15 percent ahead of the prior record of 63 cents (comparable basis) that we reported in last year's first quarter. The company believes this measure of net income before realized capital gains and losses provides a better measure of the ongoing performance of the company's core insurance operations.

"In addition to record earnings, the company experienced near double-digit percentage growth in property and casualty direct and assumed written premiums, in line with our previously announced expectations. The growth in the premium volume includes growth in our core manufactured housing and site built lines. As anticipated, we experienced a decrease in the premiums from our motorcycle lines as we implemented corrective underwriting and rate actions."

Hayden said that the first quarter combined ratio - losses and expenses as a percent of earned premium - is expected to be in the range of 94 to 95 percent, compared with 96.2 percent in last year's first quarter. A combined ratio under 100 indicates that an insurance company has generated profits from its underwriting activities. "We continue to be pleased by the strong underwriting results in our manufactured housing line of business. We are also encouraged by the improved underwriting results in several of our other specialty lines such as motorcycle, site built dwelling and recreational vehicle.

"We remain confident in our 2004 outlook that we discussed in February," Hayden said. "Our full-year target of 96 to 98 percent for the property and casualty combined ratio allows for the traditional second and third quarter up tick in claims due to weather patterns and seasonal products. This would translate to an earnings per share, exclusive of capital gains and losses, of $2.00 to $2.20 per share. At the same time, we expect to approach double-digit premium growth with rate increases and continued growth in most of our specialty insurance product lines.

MIDLAND EXPECTS RECORD FIRST QUARTER
APRIL 8, 2004


"We are committed to maintaining American Modern's position as one of the best specialty property and casualty insurance companies in the country," Hayden continued. "While weather and other unpredictable events can impact our short-term performance, we believe that our disciplined approach to underwriting and maintaining rate adequacy positions us to achieve our long-term financial objectives."

RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)

                                                         ESTIMATED
                                                           RANGE                    ACTUAL
                                                       1ST QTR 2004              1ST QTR 2003
                                                       ------------              ------------
Per Share Amounts (Diluted):
   Net Income Before Capital Gains (Losses)          $0.70      $0.75                $0.63
   Net Capital Gains (Losses)                         0.15       0.15                (0.07)
                                                     -----      -----                -----
      Net Income                                     $0.85      $0.90                $0.56
                                                     =====      =====                =====

ABOUT THE COMPANY

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland's consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland's common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

FORWARD LOOKING STATEMENTS DISCLOSURE

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2004 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company's business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company's filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

                                   Page 4 of 4